Exhibit 99.2

Clean Earth Acquisitions Corp. Announces Closing of $230 Million Initial Public Offering

AUSTIN, TEXAS, February 28, 2022 (NEWSWIRE) – Clean Earth Acquisitions Corp. (the “Company”) announced today the closing of its initial public offering of 23,0000,000 units at a price of $10.00 per unit. The offering resulted in gross proceeds to the Company of $230 million. The units began trading on the Nasdaq Global Market under the symbol “CLINU” on February 24, 2022. Each unit consists of one share of Class A common stock, one right to receive one-tenth of one share of Class A common stock and one half of one redeemable warrant, with each warrant exercisable to purchase one share of the Company’s Class A common stock at a price of $11.50 per share. Only whole warrants will be exercisable. Once the securities comprising the units begin separate trading, the Class A common stock, rights and warrants are expected to be listed on the Nasdaq Global Market under the symbols “CLIN,” “CLINR” and “CLINW,” respectively.

Citigroup Global Markets Inc. acted as sole book-running manager for the offering. JonesTrading Institutional Services LLC acted as co-manager for the offering.

Of the proceeds received from the consummation of the initial public offering and a simultaneous private placement of units, $232,300,000 (or $10.10 per unit sold in the public offering) was placed in trust. An audited balance sheet of the Company as of February 28, 2022 reflecting receipt of the proceeds upon consummation of the initial public offering and the private placement will be included as an exhibit to a Current Report on Form 8-K to be filed by the Company with the U.S. Securities and Exchange Commission (the “SEC”).

The Company’s public offering was made only by means of a prospectus. Copies of the prospectus may be obtained from Citigroup Global Markets Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, by telephone at (800) 831-9146, or by email at prospectus@citi.com.

A registration statement relating to these securities was declared effective by the SEC on February 23, 2022. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Clean Earth Acquisitions Corp.

Clean Earth Acquisitions Corp. is a blank-check company formed for the purpose of effecting a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or similar business combination with one or more businesses. The Company intends to focus on businesses in the clean and renewable energy industry with an enterprise value of approximately $800 million to $1.5 billion, with particular emphasis on businesses that participate in the global energy transition ecosystem and facilitate the way that energy is produced, stored, transmitted, distributed and consumed, all while reducing greenhouse gas emissions. Aaron Ratner, Martha Ross and Nicholas Parker lead the Company. For more information, please visit: https:// http://cleanearthacquisitions.com//

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the Company’s initial public offering and the Company’s plans with respect to the target industry for a potential business combination. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the Company will ultimately complete a business combination transaction. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the registration statement and prospectus that the Company filed with the SEC in connection with the initial public offering. Copies of those documents are available on the SEC’s website at www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Investor Contact:

Aaron Ratner

Chief Executive Officer

inbound@cleanearthacquisitions.com